Exhibit 99.1

           TRANSGENOMIC APPOINTS PRESIDENT AND CHIEF EXECUTIVE OFFICER

     OMAHA, Neb., July 12 /PRNewswire-FirstCall/ -- Transgenomic Inc. (Nasdaq:
TBIO) announced today that its Board of Directors has elected Craig Tuttle to the position of President and Chief Executive Officer effective immediately. Mr. Tuttle will be based at the Company's headquarters in Omaha and succeed interim Chief Executive Officer, Mike Summers, who will continue as the Company's Chief Financial Officer.

     Craig Tuttle has over 25 years of general management, sales and marketing and research and development experience in medical diagnostic and biotechnology companies. He was formerly the President and COO of Duke Scientific, a Northern California specialty chemistry manufacturer. He led the sale of Duke Scientific to Fisher Healthcare in 2005. Prior to that, he was the President of Applied Biotech, Inc., the manufacturer of the market leading home pregnancy tests. He ran Seradyn, Inc., a specialty chemical and diagnostic test manufacturer, where he took the company from losing $2 million a year to a net profit of $3 million in just over one year. Mr. Tuttle has also held management positions with Boehringer Mannheim, Bayer Healthcare and Cetus Corporation. When at Cetus, he was involved in the very first instrument platforms for PCR. In addition to his senior management experience, he has led R&D teams for large product development projects. His largest product development project was the $100 million joint venture program between Bayer and Shell Oil. Mr. Tuttle earned a B.S. in Biochemistry from UCLA, an M.S. in Biochemistry from the University of Colorado and an M.B.A from St. Mary's College.

     Mr. Tuttle commented, "I am very enthusiastic about the opportunity to lead Transgenomic and aggressively execute its business plan. While challenges exist, the Company has a solid foundation of highly qualified professionals, dynamic customers and leading-edge technologies that will allow us to take full advantage of recent trends in molecular research and diagnostics."

     In making the announcement, the Company's founder and Chairman of the Board, Collin D'Silva, stated, "We are very pleased to have Craig aboard following a thorough search process. Not only will his extensive experience allow him to hit the ground running, he will add industry-specific management expertise helpful in driving our growing involvement in the diagnostic products and services markets."

     About Transgenomic

     Transgenomic is a global biotechnology company that provides unique systems, products, discovery and laboratory testing services to the academic and medical research, clinical and pharmaceutical markets for automated high sensitivity genetic variation and mutation analysis in the fields of pharmacogenomics and personalized medicine. This is accomplished through their offerings of Wave(TM) DHPLC systems, reagents, consumables and assay kits, Hanabi automated cytogenetics systems, and Transgenomic Discovery and CLIA Lab Services. To date there have been over 1,200 Wave systems installed in over 600 customer sites in over 35 countries and approximately 1,500 publications utilizing Transgenomic products or services. Transgenomic Discovery and Lab Services utilize their technology and expertise to provide a menu of mutation scanning tests for over 700 cancer-associated genes and more than 60 validated diagnostic tests to meet the needs of pharmaceutical and biotech companies, research and clinical laboratories, physicians and patients. For more information about the innovative systems, products and services offered by Transgenomic, please visit: www.transgenomic.com.

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     Transgenomic Cautionary Statements

     Certain statements in this press release constitute "forward-looking statements" of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results, including the ability of the Company to grow its involvement in the diagnostic products and services markets. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

SOURCE  Transgenomic Inc.
    -0-                             07/12/2006
    /CONTACT: Mike Summers of Transgenomic, Inc., +1-402-452-5446/ /Web site: http://www.transgenomic.com /